                           STAPLES, INC.

                  Severance Benefits Agreement

Mr. Evan Stern
280 Mountain Road
Englewood, NJ  07631

Dear Mr. Stern:

         1. Officer Relationship. You are currently, or are about to become, an officer of Staples, Inc. and/or one of its subsidiaries ("Staples"). In order to induce you to remain or enter into its employ, Staples agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with Staples is terminated under the circumstances described below.

         2. Term of the Agreement. The term of this Agreement (the "Term") shall commence as of the date hereof and shall continue in effect until the later of May 31, 2000 or 24 months after any Change of Control that may occur prior to May 31, 2000. Notwithstanding the termination of your employment, any obligations hereunder which by their terms continue (such as severance benefits) shall survive such termination. This Agreement does not constitute a contract of employment or impose on Staples any obligation to retain you as an employee, it being acknowledged that your employment is "at will" and that both you and Staples may terminate your employment at any time. Any termination of your employment by Staples or by you during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 7, which Notice of Termination shall specify the provisions of this Agreement, if any, upon which such termination is based. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date more than 180 days after the date of such Notice of Termination).

         3. Change in Employment Status. You shall be entitled to the benefits provided in Section 4 if the following event (a "Qualified Termination") occurs: your employment with Staples terminates for any reason, unless such termination is (i) because of your death or Disability, (ii) by Staples for Cause, or (iii) by you other than for Good Reason.

         4. Compensation Upon Termination.

            (a) In the event of a Qualified Termination, Staples will (i) pay to you for a period of 12 months after the Date of Termination, in equal monthly installments, severance payments at an annual rate equal to the sum of (i) your annual base salary rate in effect immediately prior to the Qualified Termination (or such higher rate as may have been in effect within the 90 days prior to the Notice of Termination) plus
(ii) an annualized amount equal to the average annual bonus paid to (or accrued for) you by Staples during the three full fiscal years preceding such Qualified Termination.

            (b) In the event of a Qualified Termination, for a 12-month period after the Date of Termination, Staples shall provide you with life, disability, dental, accident and group health insurance benefits substantially similar to those available to similarly situated officers. Notwithstanding the foregoing, Staples shall not provide any such benefit if an equivalent benefit is actually received by you during such period following your termination from another party.

            (c) Notwithstanding a Qualified Termination, the vesting schedule of your then outstanding options to purchase Common Stock of Staples shall be accelerated only to the extent specifically provided in the respective option agreements; provided, however, that in the event of a termination of your employment by Staples without Cause, the vesting of your initial stock options granted on February 23, 1994 shall be accelerated such that such options shall be immediately exercisable in full.

            (d) If such Qualified Termination is within two years after a Change in Control, you shall be entitled to the benefits provided in paragraphs (a) and
(b) above for an additional 6 months beyond the time period specified in such paragraphs.

            (e) [deleted]

            (f) The benefits payable under this Section 4 shall be conditioned on none of the following events occurring: (i) a determination by the CEO and COO of Staples within 60 days after your termination that your conduct prior to your termination would have warranted a discharge for "Cause" as specified in
Section 5(c), or (ii) the CEO and COO of Staples determines that your conduct after termination of employment fails to comply with the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Staples.

         5. Certain Definitions.

         As used herein, the following terms shall have the following respective meanings:

         (a) Change in Control. A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:

         (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples's then outstanding securities;

         (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

         (iii) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of Staples's then outstanding securities; or (iv) the stockholders of Staples approve a plan of complete liquidation of Staples or an agreement for the sale or disposition by Staples of all or substantially all of Staples's assets.

         (b) Disability. If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with Staples for six (6) consecutive months and, within thirty (30) days after written Notice of Termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

         (c) Cause. Termination by Staples of your employment for "Cause" shall mean termination

         (i) upon your willful and continued failure to substantially perform your duties with Staples (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined below), provided that a written demand for substantial performance has been delivered to you by Staples specifically identifying the manner in which Staples believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, or

         (ii) any breach by you of any of the terms of the Proprietary and Confidential Information Agreement or Non-Competition Agreement (or other similar agreement) between you and Staples, or

         (iii) a violation by you of the Staples Business Conduct & Ethics Policy or any attempt by you to secure any improper personal profit in connection with the business of Staples, or

         (iv) failure by you to devote your full working time to the affairs of Staples (other than in connection with outside director positions existing as of this date or as authorized by the CEO and COO of Staples), or

         (v) the engaging by you in business other than the business of Staples (other than in connection with outside director positions existing as of this date or as authorized by the CEO and COO of Staples), or

         (vi) by reason of your willful engaging in misconduct which is demonstrably and materially injurious to Staples;

provided that in each case you shall have been given written notice by the CEO and COO of Staples of Staples' intent to terminate your employment under this
Section 5(c) and an opportunity to present to the CEO and COO of Staples, in person, any objections you may have to such termination. For purposes of this section 5(c), no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of Staples;

         The provisions of clauses (iv) and (v) above shall not be construed to prevent you from investing or trading in non-conflicting investments for your own account, including real estate, stocks, bonds, securities or other forms of investment, other than more than 1% of securities issued by entities in competition with Staples.

         (d) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your written consent, the occurrence of any of the following circumstances within the 90 days immediately prior to your giving Staples a Notice of Termination:

         (i) any significant diminution in your position, duties, responsibilities, power, title or office;

         (ii) any reduction in your annual base salary from time to time;

         (iii) any failure by Staples to allow your participation in a cash bonus program in a manner substantially consistent with past practice in light of Staples' financial performance and attainment of your specified goals, or the substantial reduction of your participation in any other material compensation plan (other than any stock option or stock award program which programs are within the full discretion of the Compensation Committee) on a significantly less favorable basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants; unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof;

         (iv) the failure by Staples to continue to provide you with benefits substantially similar to those enjoyed by you under any of Staples's life insurance, medical, health and accident, or disability plans in which you were participating, the taking of any action by Staples which would directly or indirectly materially reduce any of such benefits, or the reduction in the number of paid vacation days to which you are entitled; unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof;

         (v) any requirement by Staples that the location at which you perform your principal duties for Staples be changed to a new location outside of Northern New Jersey or a new location that is further than approximately a 20-minute commute from Englewood, New Jersey; or

         (vi) the failure of Staples to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in
Section 6(a).

Notwithstanding the foregoing, any general reduction of salary or reduction (or elimination) of other compensation, bonus and/or benefits for its executive officers which are substantially comparable for all such officers (but not occurring within 24 months after a Change of Control) shall not be considered "Good Reason."

         6. Successors; Binding Agreement.

            (a) Staples will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Staples expressly to assume and agree to perform this Agreement to the same extent that Staples would be required to perform it if no such succession had taken place. Failure of Staples to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from Staples in the same amount and on the same terms as you would be entitled hereunder. As used in this Agreement, "Staples" shall mean Staples as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

         7. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Chairman of Staples, at 100 Pennsylvania Avenue, P.O. Box 9328, Framingham, Massachusetts 01701-9328, and to you at the address shown above or to such other address as either Staples or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8. Miscellaneous.

            (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

            (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Staples shall be deemed a waiver of that or any other provision at any subsequent time.

            (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

            (f) Staples shall pay to you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement.

            (g) This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment, and this Agreement specifically replaces the letter agreement dated February 23, 1994 and the Employee Retention Agreement dated February 23, 1994, between Staples and you, which agreements are hereby expressly terminated effective as of the date hereof. All prior negotiations are merged into this agreement.

        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to Staples the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

STAPLES, INC.

By: /s/ Thomas G. Stemberg
        Chairman and CEO


Agreed to this 31st day of May, 1995

/s/ Evan Stern